Exhibit 4.1

EXECUTION COPY

SERVICING ASSUMPTION AGREEMENT

THIS SERVICING ASSUMPTION AGREEMENT (this “Agreement”), dated as of February 7, 2005, is by and among GE MONEY BANK (formerly known as GE Capital Consumer Card Co.), a federal savings bank organized under the laws of the United States (“GE Money Bank”), as successor in interest to Monogram Credit Card Bank of Georgia, a limited-purpose credit card bank organized under the laws of the state of Georgia (“Monogram”), in favor of the parties to and third party beneficiaries expressly identified in the Servicing Agreement, dated as of June 27, 2003, between Monogram, in its capacity as initial Servicer, and GE Capital Credit Card Master Note Trust (the “Trust”), as Successor Owner (the “Assumed Agreement”).

BACKGROUND

1.                                       On February 7, 2005, pursuant to a Merger Agreement and Plan of Merger, dated as November 15, 2004, among Monogram and GE Capital Consumer Card Co., a federal savings bank organized under the laws of the United States (the “FSB”), and the transactions contemplated thereby, Monogram was merged with and into the FSB, with the FSB being the surviving entity.

2.                                       On February 7, 2005, the FSB amended its Charter and By-Laws to change its name to GE Money Bank, by filing a Notice for Charter and By-Law Amendments with the Office of Thrift Supervision.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Assumed Agreement.

SECTION 2. Assumptions.  From and after the date hereof, GE Money Bank hereby agrees to be bound by all of the terms and conditions of the Assumed Agreement and unconditionally assumes the performance of every covenant and obligation of Monogram, as Servicer, under the Assumed Agreement.

SECTION 3.  Representations and Warranties.  GE Money Bank represents and warrants that the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action on its part and that this Agreement constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

SECTION 4.  Effect of Agreement.  (a)  From and after the date hereof, (i) this Agreement shall be a part of the Assumed Agreement amended hereby, and (ii) each reference in such amended Assumed Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in the Assumed Agreement to such Assumed Agreement shall mean and be a reference to such amended Assumed Agreement.

(b)  Except as provided herein, all references in the Assumed Agreement to “Monogram Credit Card Bank of Georgia”, “Monogram” and “Servicer” shall be deemed to be references to “GE Money Bank”.

SECTION 5.  Further Assurances.   GE Money Bank hereby agrees that it shall execute, deliver and file all such documents, agreements and instruments the parties to and third party beneficiaries expressly identified in the Assumed Agreement may reasonably request in order to evidence the assumptions hereunder or more effectively carry out the intent of this Agreement.

SECTION 6.  No Proceedings.  From and after the date hereof and until the date one year plus one day following the date on which the Outstanding Balances of all Transferred Receivables have been reduced to zero, GE Money Bank shall not, directly or indirectly, institute or cause to be instituted against the Trust a case under any Debtor Relief Law; provided that the foregoing shall not in any way limit GE Money Bank’s right to pursue any other creditor rights or remedies that GE Money Bank may have under any applicable law.

SECTION 7.  Miscellaneous.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  This Agreement contains the final and complete integration of all prior expressions by GE Money Bank with respect to the subject matter hereof and shall constitute the entire Agreement of GE Money Bank with respect to the subject matter hereof superseding all prior oral or written understandings. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid or unenforceable, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the provisions of this Agreement.  This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged.  This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, GE Money Bank has executed this Agreement by its duly authorized officer as of the date first above written.

GE MONEY BANK

By:	/s/ DONALD R. RAMON
Name: Donald R. Ramon
Title: President and CEO